                                                                     EXHIBIT 4.2

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT dated as of September 14, 1998 (the "Agreement"), between the entities listed on Schedule A attached hereto (collectively referred to as the "Investor"), SETTONDOWN CAPITAL INTERNATIONAL LTD. (the "Placement Agent") located at Charlotte House, Charlotte Street, P.O. Box N. 9204, Nassau, Bahamas, a corporation organized under the laws of Bahamas, and MUSTANG SOFTWARE, INC., a corporation organized and existing under the laws of the State of California (the "Company").

     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase up to (a) 5,246 shares of Preferred Stock (as defined below), (b) 612,000 shares of Common Stock, (c) Warrants to purchase up to 240,000 Warrant Shares, and (d) pursuant to the Company's option of exercising its "Put" rights upon the Investors for the purchase and sale of up to an additional $5,000,000 of the Common Stock for a total aggregate purchase price of $6,500,000 (the "Aggregate Purchase Price"); and

      WHEREAS, the Company shall issue to the Placement Agent (in addition to the fees set forth in Section 13.7 below), in return for services rendered, from time to time as provided herein, up to 210 shares of Series A Convertible Preferred Stock, a Class A Warrant to purchase up to 50,000 Warrant Shares, a Class B Warrant to purchase up to 21,000 Warrant Shares, and 15,000 shares of Common Stock; and

      WHEREAS, such investments will be made in reliance upon the provisions of
Section 4(2) ("Section 4(2)") and Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder.

     NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                               Certain Definitions

      Section 1.1 "Additional Shares" shall have that meaning set forth in
Section 2.6 below.

      Section 1.2 "Bid Price" shall mean the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the Principal Market.

     Section 1.3 "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

     Section 1.4 "Capital Shares Equivalents" shall mean any securities, rights, or obligations that are convertible into or exchangeable for, or giving any right to, subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.

     Section 1.5 "Certificate of Determination" shall mean the Company's Certificate of Determination setting forth all of the rights, privileges and preferences of the Preferred Stock, as annexed hereto as Exhibit A.

     Section 1.6 "Closing" shall mean one of the closings of a purchase and sale of the Common Stock, Warrants, and Preferred Stock pursuant to Article II below.

     Section 1.7 "Closing Date" shall mean, with respect to the purchase of the Initial Shares the Closing Date shall be on the Subscription Date. The Closing Date for the Put Shares shall be on the Fifth Trading Day following each Put Date. For each Closing Date, all conditions contained in this Agreement (and in all Exhibits annexed hereto) must have been fulfilled at or prior to each Closing Date. In the event such date shall fall on a holiday or a weekend, then the next Trading Day thereafter shall be the Closing Date.

     Section 1.8 "Commitment Amount" shall mean up to the $6,500,000 which the Investors have agreed to provide to the Company in order to purchase the Initial Shares, and Put Shares pursuant to the terms and conditions of this Agreement.

     Section 1.9 "Commitment Period" shall mean the period commencing on the earlier to occur of (i) the Effective Date, or (ii) such earlier date as the Company and all of the Investors may mutually agree in writing, and expiring on the earliest to occur of (x) the date on which the Investors shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of $5,000,000, (y) the date this Agreement is terminated pursuant to Section 2.4, or (z) the date occurring two years after the Effective Date.

     Section 1.10 "Common Stock" shall mean the Company's common stock, no par value per share.

     Section 1.11 "Condition Satisfaction Date" shall have the meaning set forth in Section 7.2.

     Section 1.12 "Damages" shall mean any loss, claim, damage, liability, costs and expenses which shall include, but not be limited to, reasonable attorney's fees, disbursements, costs and expenses of expert witnesses and investigation.

     Section 1.13 "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the following: (i) two hundred (200%) percent of the Initial Shares of Common Stock, Underlying Shares (as of the date the Registration Statement is filed), and Warrant Shares, and (ii) two hundred (200%) percent of that number of shares of Common Stock, Underlying Shares (as of the date the Registration Statement is filed), and Warrant Shares issued to the Placement Agent as set forth in Section
13.7 below.

     Section 1.14 "Escrow Agent" shall mean the law firm of Goldstein, Goldstein & Reis, LLP, pursuant to the terms of the Escrow Agreement attached as Exhibit B.

     Section 1.15 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     Section 1.16 "Forced Conversion Period" shall mean 10 consecutive Trading Days.

     Section 1.17 "Floor Price" shall mean a Bid Price of One Dollar ($1.00) per share of Common Stock.

     Section 1.18 "Initial Shares" shall mean collectively the Initial Shares of Common Stock and the Initial Shares of Preferred Stock as set forth in Section 2.8.

     Section 1.19 "Initial Shares of Common Stock" shall mean the shares of Common Stock issuable by the Company to the Investors pursuant to Section 2.8 below.

     Section 1.20 "Initial Shares of Preferred Stock" shall mean the shares of Preferred Stock issuable by the Company to the Investors pursuant to Section 2.8 below.

     Section 1.21   "Initial Shares Investment Amount" shall mean
$1,500,000.

     Section 1.22 "Initial Shares of Common Stock Investment Amount" shall mean $975,400.

     Section 1.23 "Investment Amount" shall mean, upon proper notification by the Company to each of the Investors, the dollar amount to be invested by each of the Investors to purchase Put Shares with respect to any Put Notice in accordance with Section 2.2 hereof.

     Section 1.24 "Issuance Price" shall mean $1.875 per share.

     Section 1.25 "Legend" shall have the meaning set forth in Section 9.1.

     Section 1.26 "Market Price" on any given date shall mean the average of the three lowest Bid Prices of the Common Stock during the Valuation Period.

     Section 1.27 "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects, or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise in any material respect interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Certificate of Determination or the Warrants in any material respect.

     Section 1.28 "Maximum Put Amount" on any Put Date shall mean the amount indicated opposite the range in which the Closing Price is on such Put Date and below the 30 Day Average Daily Trading Volume on such Put Date, as set forth in the Table below:


                 30-Day     30-Day      30-Day     30-Day     30-Day     30-Day
                  Avg.       Avg.        Avg.       Avg.       Avg.       Avg.
Closing          Daily      Daily       Daily      Daily      Daily      Daily
 Price          Trading    Trading     Trading    Trading    Trading    Trading
                 Volume     Volume     Volume     Volume     Volume     Volume
                 20,000-    50,001-     75,001-   100,001-   125,001-   150,001-
                 50,000     75,000     100,000    125,000    150,000     Above
$1.00 - $1.50   $100,000   $150,000   $200,000   $250,000   $300,000   $350,000
$1.51 - $2.00   $150,000   $200,000   $250,000   $300,000   $350,000   $400,000
$2.01 - $2.50   $200,000   $250,000   $300,000   $350,000   $400,000   $450,000
$2.51 - $3.00   $250,000   $300,000   $350,000   $400,000   $450,000   $500,000
$3.01 - $3.50   $300,000   $350,000   $400,000   $450,000   $500,000   $550,000
$3.51 - $4.00   $350,000   $400,000   $450,000   $500,000   $550,000   $600,000
$4.01 - $4.50   $400,000   $450,000   $500,000   $550,000   $600,000   $650,000
$4.51 - $5.00   $450,000   $500,000   $550,000   $600,000   $650,000   $700,000
$5.01 - $5.50   $500,000   $550,000   $600,000   $650,000   $700,000   $750,000
$5.51 - $6.00   $550,000   $600,000   $650,000   $700,000   $750,000   $800,000
$6.01 - $6.50   $600,000   $650,000   $700,000   $750,000   $800,000   $850,000
$6.51 - $7.00   $650,000   $700,000   $750,000   $800,000   $850,000   $900,000
$7.01 - Above   $700,000   $750,000   $800,000   $850,000   $900,000   $950,000

     Section 1.29 "NASD" shall mean the National Association of Securities Dealers, Inc.

     Section 1.30 "Outstanding" when used with reference to shares of Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

     Section 1.31 "Person" shall mean an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     Section 1.32 "Preferred Stock" shall mean the Company's Series A Preferred Stock with the rights, privileges and preferences, as set forth in the Certificate of Determination.

     Section 1.33 "Principal Market" shall mean the Nasdaq National Market, the Nasdaq Small Cap Stock Market, the American Stock Exchange, the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc., the "pink sheets" published by the National Quotation Bureau, Inc., or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

     Section 1.34 "Purchase Price" shall mean (a) with respect to the Initial Shares of Common Stock, eighty five (85%) percent of the Bid Price on the Trading Day immediately preceding the Subscription Date, (b) with respect to each Initial Share of Preferred Stock, an amount equal to $100, and (c) with respect to Put Shares, eighty eight (88%) percent of the Market Price upon a Put Date (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement).

     Section 1.35 "Put" shall mean each occasion in which the Company elects to exercise its right to tender a Put Notice requiring the Investors (pro rata) to purchase shares of the Company's Common Stock, subject to the terms of this Agreement.

     Section 1.36 "Put Date" shall mean the Trading Day during the Commitment Period that a Put Notice to issue and sell Put Shares to the Investors is deemed delivered pursuant to Section 2.2(b) hereof.

     Section 1.37 "Put Notice and/or Compliance Certificate" shall mean a written notice to each of the Investors setting forth the Investment Amount that the Company intends to Put to the Investors (pro rata), including the certification that the Company has complied in all material respects with all obligations and conditions contained in this Agreement, in the form annexed hereto as Exhibit C.

     Section 1.38 "Put Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to a Put that has occurred or may occur in accordance with the terms and conditions of this Agreement.

     Section 1.39 "Registrable Securities" shall mean the Initial Shares of Common Stock, the Underlying Shares (not including the shares of Common Stock underlying the Repricing Shares), the Additional Shares, the Warrant Shares, and all Securities issued to the Placement Agent, (i) in respect of which the Registration Statement (covering these securities) has not been declared effective by the SEC, (ii) which have not been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met,
(iii) which have not been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, or (iv) the sales of which, in the opinion of counsel to the Company, are subject to any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

     Section 1.40 "Registration Rights Agreement" shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registrable Securities, and the shares of Common Stock underlying the Repricing Shares, entered into between the Company, the Placement Agent, and the Investors on the Subscription Date annexed hereto as Exhibit D.

     Section 1.41 "Registration Statement" shall mean a registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement, the Registration Rights Agreement, and the Warrants and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investors and the Placement Agent of the Registrable Securities under the Securities Act.

     Section 1.42 "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

     Section 1.43 "Repricing Date" shall mean the earlier to occur of (i) the Effective Date or (ii) the first anniversary of the Subscription Date.

     Section 1.44 "Repricing Shares" shall mean that number of shares of Preferred Stock issuable pursuant to Section 2.9 below.

     Section 1.45 "Reset Price" shall mean eighty five (85%) percent of the Market Price on the applicable Repricing Date.

     Section 1.46 "SEC" shall mean the Securities and Exchange Commission.

     Section 1.47 "Section 4(2)" shall have the meaning set forth in the recitals of this Agreement.

     Section 1.48 "Securities" shall mean the Initial Shares, the Put Shares, the Repricing Shares, the Underlying Shares, the Additional Shares, the Warrant Shares and any and all Securities issued to the Placement Agent.

     Section 1.49 "Securities Act" shall have the meaning set forth in the recitals of this Agreement.

     Section 1.50 "SEC Documents" shall mean the Company's latest Form 10-K (and all amendments thereto) or 10-KSB (and all amendments thereto) as of the time in question, all Form 10-Qs or 10-QSBs and Form 8-Ks filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

     Section 1.51 "Subscription Date" shall mean the date on which this Agreement and all Exhibits and attachments hereto, are executed and delivered by the parties hereto and all of the conditions relating to the Initial Shares shall have been fulfilled.

     Section 1.52 "Trading Cushion" shall mean the mandatory fifteen (15) Trading Days between Put Dates.

     Section 1.53 "Trading Day" shall mean any day during which the New York Stock Exchange shall be open for business.

     Section 1.54 "Underlying Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to conversion of the Preferred Stock.

      Section 1.55 "Valuation Event" shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions:

          (a)  subdivides or combines its Common Stock;

          (b) pays a dividend in its Capital Shares or makes any other distribution of its Capital Shares;

           (c) issues any additional Capital Shares ("Additional Capital Shares") at a price per share less, or for other consideration, lower than the Bid Price in effect immediately prior to such issuance, or without consideration, other than (i) as provided in the foregoing Subsections (a) and
(b) above, , (ii) upon exercise of warrants and options outstanding on the Subscription Date, (iii) pursuant to the Company's employee benefit plans as in effect as of the Subscription Date, and (iv) a firmly underwritten public offering of the Common Stock;

           (d) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Bid Price in effect immediately prior to the issuance of such warrants, options or other rights, except pursuant to the Company's employee benefit plan as in effect as of the Subscription Date;

            (e) issues any securities convertible into or exchangeable for Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be at or less than the Bid Price in effect immediately prior to the issuance of such warrants, options or other rights, except pursuant to the Company's employee benefit plan as in effect as of the Subscription Date;

          (f) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (e)); or

           (g) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing Subsections (a) through (f) hereof, inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a Material Adverse Effect upon the rights of the Investor at the time of a Put or exercise of the Warrants.

     Notwithstanding anything to the contrary contained in this Section 1.54, a Valuation Event shall not include any event involving the issuance of any Registrable Securities, Common Stock underlying the Repricing Shares, Preferred Stock or
Warrants.

     Section 1.56 "Valuation Period" shall mean, (i) with respect to the Purchase Price on any Put Date, the five (5) Trading Day period consisting of the three (3) Trading Days immediately preceding and the one (1) Trading Day following the Trading Day on which a Put Notice is deemed to be delivered, and the Trading Day on which such notice is deemed to be delivered; and (ii) with respect to the Repricing Shares, the five (5) Trading Days immediately preceding the Repricing Date; provided, however, that if a Valuation Event occurs during a Valuation Period, a new Valuation Period shall begin on the Trading Day immediately after the occurrence of such Valuation Event and end on the fifth Trading Day thereafter.

     Section 1.57 "Warrant A" shall have the meaning set forth in Section 2.5 and substantially in the form of Exhibit E.

     Section 1.58 "Warrant B" shall have the meaning set forth in Section 2.6 and substantially in the form of Exhibit F.

     Section 1.59 "Warrants" shall mean collectively the Warrant A and Warrant
B.

     Section 1.60"Warrant Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to the exercise of Warrant A or Warrant B.


                                   ARTICLE II

 Purchase and Sale of Common Stock, Preferred Stock and Warrants

     Section 2.1    Investments.

          (a) Puts. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII hereof), on any Put Date the Company may make a Put by the delivery of a Put Notice/Compliance Certificate in the form attached hereto as Exhibit C. The number of Put Shares that the Investors shall receive pursuant to such Put shall be determined by dividing the Investment Amount specified in the Put Notice by the Purchase Price on such Put Date, which aggregate Investment Amount shall not exceed the Maximum Put Amount on such date, and shall be distributed pro rata amongst the Investors.

          (b) Maximum Aggregate Amount of Puts. Notwithstanding the provisions of section 2.1(a), the Company may not make a Put, and the Investors may not be compelled to purchase any Put Shares, unless and until holders of Common Stock approve the issuance of shares of Common Stock (and securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding immediately prior to the Subscription Date in accordance with applicable rules of The Nasdaq Stock Market; provided, however, that if at the time the Company wishes to make a Put, the Common Stock is not listed on The Nasdaq Stock Market or the rules of the Principal Market do not otherwise require shareholder approval for the issuance of shares of Common Stock (and securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding immediately prior to the Subscription Date, such approval by holders of Common Stock shall not be required to make a Put.

     Section 2.2 Mechanics For a Put.

           (a) Put Notice. At any time after the forty fifth (45th) day following the Repricing Date, the Company may deliver a Put Notice to the Investors, subject to the conditions set forth in Section 7.2 and below; provided, however, the Investment Amount for each Put as designated by the Company in the applicable Put Notice shall be neither less than $50,000 nor more than the Maximum Put Amount.

          (b) Date of Delivery of Put Notice. A Put Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investors if such notice is received prior to 12:00 p.m. Eastern Time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 12:00 p.m. Eastern Time on a Trading Day or at any time on a day which is not a Trading Day. No Put Notice may be deemed delivered, on a day that is not a Trading Day.

     Section 2.3 Put Closings. On each Closing Date for a Put (i) the Company shall deliver to the Escrow Agent for the benefit of the Investors one or more certificates, at the Investors option, representing the Put Shares to be purchased by the Investors pursuant to Section 2.1 herein, registered in the name of the Investors; and (ii) each of the Investors shall deliver to escrow their portion of the Investment Amount specified in the Put Notice by wire transfer of immediately available funds to the Escrow Agent on or before the Closing Date. In addition, on or prior to the Closing Date for a Put, each of the Company, and the Investors shall deliver to the Escrow Agent all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein. Payment of funds to the Company, payment of Placement Agent fees as set forth in Section 13.7 below and delivery of the certificates to the Investors shall occur on the Closing Date for the applicable Put in accordance with the Escrow Agreement; provided, however, that to the extent the Company has not paid the fees, expenses, and disbursements of the Escrow Agent and Placement Agent in accordance with Section 13.7, the amount of such fees, expenses and disbursements shall be paid out of the funds that the Escrow Agent is holding for the Company to the respective parties, in immediately available funds, at the direction of the Investors, with no reduction in the number of Put Shares issuable to the Investors on such Closing Date.

     Section 2.4 Termination of Investment Obligation. The obligation of the Investors to purchase shares of Common Stock pursuant to a Put shall terminate permanently (including with respect to a Closing Date that has not yet occurred but for which a Put Notice has been delivered to the Investors) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of twenty (20) Trading Days during the Commitment Period, for any reason other than deferrals or suspensions in accordance with the Registration Rights Agreement as a result of corporate developments subsequent to the Subscription Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act or (ii) the Company shall at any time fail to comply with the requirements of Section 6.3, 6.4 or 6.6; provided, that in the case of clause (i) above, the Investors' obligation to purchase shares of Common Stock shall be reinstated when the Investors receive copies of the supplemented or amended prospectus contemplated by the Registration Rights Agreement.

     Section 2.5 The Warrants.

          (a) Warrant A. On the Subscription Date, the Company will issue to the Investors (pro rata) and the Placement Agent Warrant A's exercisable beginning on the Subscription Date and then exercisable any time over the two year period there following, to purchase an aggregate of 150,000 Warrant Shares for the Investors and 50,000 Warrant Shares for the Placement Agent at the Exercise Price (as defined in the Warrant). The Warrant A's shall be delivered by the Company to the Escrow Agent, and delivered to the Investors and Placement Agent pursuant to the terms of this Agreement and the Escrow Agreement. All of the aforementioned Warrant Shares shall be registered for resale pursuant to the Registration Rights Agreement.

          (b) Warrant B. On the Subscription Date, and thereafter on the Closing Date of each of the first two Puts, the Company will issue warrants to the Investors (pro rata) and the Placement Agent in the form of Warrant B to purchase an aggregate of 30,000 Warrant Shares for the Investors (pro rata), and 7,000 Warrant shares for the Placement Agent, at the Exercise Price (as defined in the Warrant). Subject to the express provisions of the Warrant B, each Warrant B shall be exercisable for a two year period commencing on the date a Warrant B is issued. When issuable, each Warrant B shall be delivered by the Company to the Escrow Agent, and delivered to the Investors and the Placement Agent pursuant to the terms of this Agreement and the Escrow Agreement. All of the aforementioned Warrant Shares shall be registered for resale pursuant to the Registration Rights Agreement.

     Section 2.6 Additional Shares. In the event that (a) within five Trading Days after the date in which the Investors and/or the Placement Agent receive any of the Securities issued hereunder, a "blackout period" occurs in accordance with the Sections 3(h) and 3(i) of the Registration Rights Agreement, and (b) the Bid Price on the Trading Day immediately preceding such "blackout period" (the "Old Bid Price") is greater than the Bid

Price on the first Trading Day following such "blackout period" (the "New Bid Price"), the Investors and/or the Placement Agent may sell its Registrable Securities at the New Bid Price pursuant to an effective Registration Statement, and the Company shall issue to the Investors and/or the Placement Agent the number of additional shares equal to the difference between (y) the product of the number of Registrable Securities held by the Investors and/or the Placement Agent during such "blackout period" that are or were not otherwise freely tradeable and the Old Bid Price, divided by the New Bid Price and (z) the number of Registrable Securities held by the Investors and/or the Placement Agent during such "blackout period" that were not otherwise freely tradeable during such Blackout Period.

     Section 2.7 Liquidated Damages. In addition to any other provisions for liquidated damages in this Agreement or any Exhibit annexed hereto, in the event that the Company does not deliver unlegended Common Stock in connection with the sale of such Common Stock by the Investor(s) and/or the Placement Agent as set forth in Article IX below within three (3) Trading Days of surrender by the Investor(s) of the Common Stock certificate in accordance with the terms and conditions set forth in Article IX below (such date of receipt is referred to as the "Receipt Date"), the Company shall pay to the Investor(s), in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, one (1%) percent of the Purchase Price of the Common Stock undelivered for every day thereafter for the first ten (10) days and two (2%) percent for every day thereafter that the unlegended shares of Common Stock are not delivered, which liquidated damages shall run from the fourth (4th) Trading Day after the Receipt Date. The parties hereto acknowledge and agree that the sum payable pursuant to the Registration Rights Agreement and as set forth above, and the obligation to issue Registrable Securities under Section 2.6 above, shall constitute liquidated damages and not penalties. The parties further acknowledge that the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, and the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length. Notwithstanding the above, in the event that the Company does not deliver unlegended Common Stock in connection with the sale of such Common Stock by the Investor(s) and/or the Placement Agent as set forth in Article IX below within three (3) Trading Days of the Receipt Date), the Company shall also pay to the Investor(s), in immediately available funds, interest (at the then current prime rate) on the Purchase Price of the Common Stock undelivered for every day thereafter that the unlegended shares of Common Stock are not delivered. Any and all payments required pursuant to this paragraph shall be payable only in cash.

     Section 2.8 Initial Purchase.

          (a) The Company agrees to sell and the Investors agree to purchase (i) an aggregate of 612,000 Initial Shares of Common Stock , and (ii) 5,246 shares of Preferred Stock, against payment of the Initial Shares Investment Amount. The Initial Shares of Common Stock will be subject to repricing as described in
Section 2.9 herein.

          (b) The right of the Company to receive the Initial

Shares Investment Amount from the Investors, and the right of the Investors to receive the Initial Shares and Warrants A and B (as set forth in Section 2.5) is subject to the satisfaction on the Closing Date for the Initial Shares, of each of the following conditions:

          (i) acceptance by the Company, and by all of the Investors, of this Agreement and all duly executed Exhibits thereto by an authorized officer of the Company;

         (ii) delivery into escrow by the Investors of clear funds for the Initial Shares Investment Amount (as more fully set forth in the Escrow Agreement attached hereto as Exhibit B);

        (iii) all representations and warranties of the Investors and of the Company contained herein shall remain true and correct in all material respects as of the Subscription Date;

         (iv) the Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Common Stock and the Warrants, or shall have the availability of exemptions therefrom;

          (v) the sale and issuance of the Common Stock, the Warrants, and the proposed issuance of the Common Stock underlying both the Preferred Stock and Warrants shall be legally permitted by all laws and regulations to which the Investors and the Company are subject; and all duly executed Exhibits hereto for the sale of the Securities;

         (vi) delivery of the original Initial Shares and Warrants as described herein;

        (vii) receipt by the Investors of an opinion of counsel of the Company as set forth in Exhibit G attached hereto and instructions to the Transfer Agent as set forth in Exhibit H annexed hereto;

       (viii) written proof that the Certificate of Determination has been filed with the Secretary of State of the State of California; and

         (ix) payment of all fees as set forth in Section 13.7 below and the Escrow Agreement.

     Section 2.9 Repricing.

          (a) If on the Repricing Date, the Reset Price is lower than the Purchase Price with respect to the Initial Shares of Common Stock, then the Company shall issue to the Investors pro rata based on the number of Initial Shares of Common Stock purchased by that Investor on the Subscription Date, that number of shares of Preferred Stock (if any, rounded to the nearest whole share of Preferred Stock) derived from the following formula:

     {[(Initial Shares of Common Stock Investment Amount/Reset
Price) - 612,000] x the Bid Price on the Repricing Date}/100

          Such shares of Preferred Stock so issuable, if any, pursuant to this repricing shall be delivered within three (3) Trading Days after the Repricing Date.

          (b) The Company agrees to file and use its best efforts to cause to be effective, a post effective amendment to the Registration Statement (or registration statement) to include the shares of Common Stock underlying the Repricing Shares (pursuant to the terms of the Registration Rights Agreement). The Company may only issue the Repricing Shares if the Certificate of Determination remains in full force and effect as of the applicable Repricing Date and the Company files an amendment to the Certificate of Determination authorizing these additional shares. In the event the Company is obligated to issue Repricing Shares, as set forth above, but is unable to issue such Repricing Shares, for any reason, within five Trading Days after the applicable Repricing Date, the Company agrees that it shall immediately pay to the Investors, and/or Placement Agent, the dollar value equal to the number of shares of Common Stock underlying the Repricing Shares (had the Repricing Shares been converted on the Repricing Date) to be issued multiplied by the Bid Price on the Repricing Date. In the event the Company has not obtained approval from a majority of the holders of the Common Stock of the issuance of shares of Common Stock (and securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding immediately prior to the Subscription Date in accordance with applicable rules of The Nasdaq Stock Market or the Principal Market, if so required, the Company agrees that it will issue such Repricing Shares and comply with the provisions set forth in Section 6.11 below.


                                   ARTICLE III

         Representations and Warranties of the Investors

     Each of the Investors represents and warrants to the Company that:

     Section 3.1 Intent. Each of the Investors is entering into this Agreement for its own account and has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investors do not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

     Section 3.2 Sophisticated Investor. Each of the Investors are sophisticated investors (as described in Rule 506(b)(2)(ii) of Regulation D) and accredited investors (as defined in Rule 501 of Regulation D), and the Investors have such experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the Securities. Each of the Investors acknowledge that an investment in the Common Stock is speculative and involves a high degree of risk. Each of the Investors currently has the ability to fund the purchase of the Initial Shares and the Put Shares.

     Section 3.3 Authority. This Agreement has been duly authorized and validly executed and delivered by each of the Investors and is a valid and binding agreement of the Investors enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

     Section 3.4 Not an Affiliate. None of the Investors is an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

     Section 3.5 Organization and Standing. Each of the Investors is duly organized, validly existing, and in good standing under the laws of the countries and/or states of their incorporation or organization.

     Section 3.6 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated thereby, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investors, or, to the Investors knowledge, (a) violate any provision of any indenture, instrument or agreement to which any of the Investors are a party or are subject, or by which any of the Investors or any of their assets is bound; (b) conflict with or constitute a material default thereunder; (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investors to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which any of the Investors is subject or to which any of their assets, operations or management may be subject.

     Section 3.7 Disclosure; Access to Information. Each of the Investors has received all documents, records, books and other information pertaining to Investors investment in the Company that have been requested by Investors, including the opportunity to ask questions and receive answers. The Company is subject to the periodic reporting requirements of the Exchange Act, and each of the Investors has reviewed or received copies of any such reports that have been requested by it. Each of the Investors represents that it has reviewed the Company's, Form 10- KSB for the year ended December 31, 1997, Form 10-QSB's, the proxy statement for the Company's 1998 Annual Meeting, and Form 8- K's filed for the twelve months prior to the Subscription Date.

     Section 3.8 Manner of Sale. At no time were any of the Investors presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

     Section 3.9 Registration or Exemption Requirements. Each of the Investors further acknowledges and understands that the Securities may not be transferred, resold or otherwise disposed of except in a transaction registered under the Securities Act and any applicable state securities laws, or unless an exemption from such registration is available. Each of the Investors understands that the certificate(s) evidencing the Securities will be imprinted with a legend that prohibits the transfer of these Securities unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration.

     Section 3.10 No Legal, Tax or Investment Advice. Each of the Investors understands that nothing in this Agreement or any other materials presented to the Investors in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Investors have relied on, and have consulted with, such legal, tax and investment advisors as they, in their sole discretion, have deemed necessary or appropriate in connection with their purchase of the Securities.


                                   ARTICLE IV

          Representations and Warranties of the Company

     The Company represents and warrants to the Investors and the Placement Agent that:

     Section 4.1 Organization of the Company. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of California and has all requisite corporate authority to own its properties and to carry on its business as now being conducted except as described in the SEC Documents. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

     Section 4.2 Authority. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and all Exhibits annexed hereto, and to issue the Common Stock and Preferred Stock to the Placement Agent, the Initial Shares, Underlying Shares, Additional Shares, Put Shares, Repricing Shares, Preferred Stock, Warrants and the Warrant Shares, (ii) the execution, issuance and delivery of this Agreement, and all Exhibits annexed hereto by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors, and (iii) this Agreement, and all Exhibits annexed hereto have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

     Section 4.3 Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value per share, of which 3,457,365 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, no par value per share, none of which are issued and outstanding. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

     Section 4.4 Common Stock. The Company has registered its Common Stock pursuant to Section 12(g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and such Common Stock is currently listed or quoted on the Nasdaq National Market.

     Section 4.5. SEC Documents. The Company has delivered or made available to the Investors true and complete copies of the SEC Documents filed by the Company with the SEC during the twelve (12) months immediately preceding the Subscription Date (including, without limitation, proxy information and solicitation materials). The Company has not provided to any of the Investors any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. The SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and rules and regulations of the SEC promulgated thereunder and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     Section 4.6 Valid Issuances. When issued and payment has been made therefor (in the case of the Investors), the Common Stock, Preferred Stock, Repricing Shares, Underlying Shares, Warrants, and Warrant Shares, issued to the Placement Agent, and the Initial Shares, the Put Shares, the Additional Shares, the Repricing Shares, the Underlying Shares, the Warrants, and the Warrant Shares sold to the Investors will be duly and validly issued, fully paid, and nonassessable. Neither the issuance of Common Stock, Preferred Stock, Repricing Shares, Underlying Shares, Warrants, or Warrant Shares, to the Placement Agent, nor the sale of the Initial Shares, the Additional Shares, the Put Shares, the Repricing Shares, the Underlying Shares, the Warrants, or the Warrant Shares to the Investors, pursuant to, nor the Company's performance of its obligations under, this Agreement, and all Exhibits annexed hereto will (i) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon the Common Stock, Preferred Stock, Warrant Shares, Repricing Shares, or Underlying Shares, issued to the Placement Agent, the Initial Shares, the Additional Shares, the Put Shares, the Repricing Shares, the Preferred Stock, the Underlying Shares, the Warrant Shares issued to the

Investors, or any of the assets of the Company, or (ii) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company.

     Section 4.7 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Initial Shares, Put Shares, the Additional Shares, the Repricing Shares, the Underlying Shares, the Warrants, or the Warrant Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Common Stock issued to the Placement Agent, the Initial Shares, the Additional Shares, the Put Shares, the Repricing Shares, the Underlying Shares, the Warrants, or the Warrant Shares under the Securities Act.

     Section 4.8 Corporate Documents. The Company has furnished or made available to each of the Investors true and correct copies of the Company's Articles of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

     Section 4.9 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Common Stock, Preferred Stock, Underlying Shares, Warrants, and Warrant Shares, do not and will not (i) result in a violation of the Company's Articles of Incorporation or By-Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lockup" or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Common Stock, Preferred Stock, or Warrants A and B, in accordance with the terms hereof; provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

     Section 4.10 No Material Adverse Change. Since December 31, 1997, no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in the SEC Documents, or as publicly announced.

     Section 4.11 No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, that are not disclosed in the SEC Documents or otherwise publicly announced, other than those set forth in the Company's financial statements or as incurred in the ordinary course of the Company's businesses since December 31, 1997, and which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Section 4.12 No Undisclosed Events or Circumstances. Since December 31, 1997, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

     Section 4.13 No Integrated Offering. To the Company's knowledge, neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement or pursuant to the Company's existing employee benefit plan, under circumstances that would require registration of the Common Stock under the Securities Act, or cause the offering of the Securities pursuant to this Agreement to be integrated with prior or future offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, except as set forth in the SEC Documents.

      Section 4.14 Litigation and Other Proceedings. Except as may be set forth in the SEC Documents, there are no lawsuits or proceedings pending or to the knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which would reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental agency which would be reasonably expected to result in a Material Adverse Effect.

     Section 4.15 Accuracy of Reports and Information. The Company is in compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the 1934 Act. The Company has registered its Common Stock pursuant to Section 12 of the 1934 Act and the Common Stock is listed and trades on the Nasdaq National Market. The Company has complied in all material respects and to the extent applicable with all reporting obligations, under either Section 13(a) or 15(d) of the 1934 Act for a period of at least twelve (12) months immediately preceding the offer and sale of the Securities (or for such shorter period that the Company has been required to file such material).

     Section 4.16 Dilution. The Company is aware and acknowledges that issuance of the Common Stock, and the conversion of the Preferred Stock and the Repricing Shares, and/or exercise of the Warrants, may cause dilution to existing stockholders and may significantly increase the outstanding number of shares of Common Stock.

     Section 4.17 Employee Relations. The Company is not involved in any labor dispute, nor, to the knowledge of the Company, is any such dispute threatened which could reasonably be expected to have a Material Adverse Effect. None of the Company's employees is a member of a union and the Company believes that its relations with its employees are good.

     Section 4.18 Environmental Laws. The Company is (i) in compliance with any and all foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants and which the Company know is applicable to them ("Environmental Laws"), (ii) has received all permits, licenses or other approvals required under applicable Environmental Laws to conduct its business, and (iii) is in compliance with all terms and conditions of any such permit, license or approval.

     Section 4.20 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has no notice to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires, or obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operation, of the Company.

     Section 4.21 Board Approval and Agreement To Vote. The board of directors of the Company has concluded, in its good faith business judgment, that the issuances of the securities of the Company in connection with this Agreement are in the best interests of the Company.


                                    ARTICLE V

                           Covenants of the Investors

     Section 5.1 4.99% Limitation. The number of shares of Common Stock required to be acquired by any of the Investors pursuant to the terms of this Agreement shall not exceed the number of such shares which, when aggregated with all other shares of Common Stock then owned by any of the Investors beneficially or deemed beneficially owned by any of the Investors inclusive of Warrant Shares, would result in any of the Investors owning more than 4.99% of all of such Common Stock as would be outstanding on such Closing Date, as determined in accordance with Rule 13d-3 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section, in the event that the amount of Common Stock outstanding as determined in accordance with Rule 13d-3 of the Exchange Act and the regulations promulgated thereunder is greater on a Closing Date than on the date upon which any Put Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether any of the Investors, when aggregating all purchases of Common Stock made pursuant to this Agreement and, if any, Warrant Shares, would own more than 4.99% of the Common Stock following such Closing. Each Investor agrees that it will not convert any share or shares of Preferred Stock which would result, at any one time, in any Investor being the owner of more than 4.99% of the total number of shares of Common Stock then outstanding. The preceding sentence shall not interfere with any Investor's right to convert Preferred Stock into more than 4.99% of the then outstanding shares of Common Stock in the aggregate, over time, and is not intended to mean that each Investor is limited in its conversion to an aggregate total of no more than 4.99% of then outstanding shares of Common Stock. The foregoing limitation shall not apply to the Automatic Conversion provision contained in Section IV K of the Certificate of Determination.

     Section 5.2 Forced Conversion.

           (a) Circumstances of Forced Conversion. Subject to the other provisions of this Section 5.2, from and after the Effective Date the Company shall have the right to force conversion by the holders of the Preferred Stock of up to a cumulative aggregate of 75% of the total number of shares of Preferred Stock issued by the Company by telecopying written notice of its election to force conversion containing the information set forth in Section 5.2(c) (the "Forced Conversion Notice") to the holders under the following circumstances:

               1. In the event at any time and from time to time the Closing Bid Price of the Common Stock is equal to or greater than 150% of the Issuance Price during a Forced Conversion Period the Company may force conversion by the holder of up to a maximum of 15% of the total number of shares of Preferred Stock - issued by the Company to the holders. Such right to force conversion pursuant to the provisions of this Subsection 5.2(a) 1 shall continue until the total number of shares of Preferred Stock converted by holders pursuant to the provisions of this Subsection 5.2(a) equals 25% of the total number of shares of Preferred Stock issued by the Company.

               2. In the event, at any time and from time to time, the Closing Bid Price of the Common Stock is equal to or greater than 175% of the Issuance Price during a Forced Conversion Period, the Company may force conversion by the holder of up to a maximum of 15% of the total number of shares of Preferred Stock issued by the Company to the holders. Such right to force conversion pursuant to the provisions of this Subsection 5.2(a) 2 shall continue until the total number of shares of Preferred Stock converted by holders pursuant to the provisions of this Subsection 5.2(a) 2 equals 25% of the total number of shares of Preferred Stock issued by the Company.

               3. In the event, at any time and from time to time, the Closing Bid Price of the Common Stock is equal to or greater than 200% of the Issuance Price during a Forced Conversion Period the Company may force conversion by the holder of up to a maximum of 15% of the total number of shares of Preferred Stock issued by the Company to the holders. Such right to force conversion pursuant to the provisions of this Subsection 5.2(a) 3 shall continue until the total number of shares of Preferred Stock converted by holders pursuant to the provisions of this Subsection 5.2(a) 3 equals 25% of the total number of shares of Preferred Stock issued by the Company.

               4. In the event the Company causes a forced conversion as set forth herein the Accrual Deduction shall not apply. A Forced Conversion Notice shall not be deemed to affect or otherwise reduce the holders conversion rights as set forth herein as to the shares of Preferred Stock not subject to a Forced Conversion Notice.

           (b) Delivery of Forced Conversion Notice. No more than 15% of the total number of shares of Preferred Stock issued by the Company shall be subject to forced conversion pursuant to the provisions of Section 5.2(a) during any single 30 calendar day period. The Company shall effect such forced conversions pro rata amongst the holders according to the number of shares of Preferred Stock held by each holder of Preferred Stock. The Forced Conversion Notice must be delivered by the Company prior to 12:00 p.m. Eastern Time on the first Trading Day immediately following the expiration of the Forced Conversion Period. A Forced Conversion Notice shall be deemed delivered on (i) the Trading Day it is faxed by the Company if such notice is faxed (with confirmation that it was received by the holder) prior to 12:00 p.m. Eastern Time, or (ii) the immediately succeeding Trading Day if it is faxed (with confirmation that it was received by the holder) after 12:00 p.m. Eastern Time on a Trading Day or at any time on a day which is not a Trading Day. No Forced Conversion Notice may be deemed delivered, on a day that is not a Trading Day. The Company must forward the original Forced Conversion Notice to the holder via reputable overnight courier for delivery on the Trading Day immediately following transmission of the Forced Conversion Notice via facsimile. In the event the original Forced Conversion Notice is not sent to the holder of the Preferred Stock as set forth above, the Forced Conversion Notice shall be deemed revoked and ineffective. Once the Company has exercised its right to force conversion of the Preferred Stock by giving a Forced Conversion Notice to the holder as set forth above it shall be deemed irrevocable. Each Trading Day on which the Forced Conversion Notice is telecopied to and received by the holder shall be deemed a Conversion Date for the purposes of completing the forced conversion and calculating the number of shares of Common Stock to be issued upon the forced conversion. The Company will transmit the certificates representing shares of Common Stock issuable pursuant to the Forced Conversion Notice (together with the certificates representing the remaining shares of Preferred Stock not being forced to convert, if any) to the holder via reputable overnight courier, by electronic transfer or otherwise within three (3) Trading Days after the Forced Conversion Notice was faxed to holder (the "Forced Conversion Date"). In the event the Company does not deliver the shares of Common Stock upon the forced conversion within seven days after the Forced Conversion Notice was faxed to holder, the holder shall be entitled to liquidated damages determined as set forth in Section IV D above. In the event the Company fails to comply with the terms of the forced conversion in any manner on more than three separate occasions, which shall not include any such failure which has been amicably resolved between the Company and two thirds of the holders within seven days after the holder has received a Forced Conversion Notice or a Forced Conversion Notice within the meaning of the last sentence of this Section, it shall have waived its right to serve a Forced Conversion Notice upon that particular holder at any time in the future. A Forced Conversion Notice shall be deemed to be effective if the information it contains is inaccurate provided that the actual facts would have supported the delivery of the Forced Conversion Notice and the holders are not prejudiced by the inaccurate information.

           (c) Contents of Forced Conversion Notice. The Forced Conversion Notice shall set forth (i) a calculation referencing the conversion formula contained herein showing the number of shares of Common Stock being issued pursuant to the applicable forced conversion, and (ii) a statement identifying which subsection among 5.2(a)1, 5.2(a) 2, or 5.2(a) 3, that the Company is relying on to force conversion, and the Closing Bid Prices of the Common Stock during the Forced Conversion Period.

            (d) Mechanics of Forced Conversion. Upon the Company's full compliance with the forced conversion provisions set forth in Sections 5.2(a),(b) and (c), the shares of Preferred Stock that are the subject of a forced conversion shall be automatically canceled and converted into a right to receive shares of Common Stock, and all rights of the Preferred Stock which are the subject of the forced conversion, including the right to conversion, shall cease without further action, provided the holder receives the correct number of shares of Common Stock due upon the forced conversion. Immediately following receipt of the Forced Conversion Notice, if the holder concurs with the Company's conversion calculations in the Forced Conversion Notice, the holder shall surrender their original shares of Preferred Stock which are the subject of the Forced Conversion Notice at the office of the Company, and the Company shall send to the holder a new Preferred Stock certificate for that number of shares of Preferred Stock which remains outstanding, if any, within three Business Days after such surrender by the holder.

           (e) Adjustments. The number of shares of Common Stock issuable upon the forced conversion of the Preferred Stock shall be adjusted in the manner and under the circumstances as set forth in Section IV of the Certificate of Determination.

           (f) Holders' Right to Convert. At any time up to the date immediately prior to the Forced Conversion Date, the holders shall have the right to convert the Preferred Stock into Common Stock as more fully provided in Section IV of the Certificate of Determination.


                                   ARTICLE VI

                            Covenants of the Company

     Section 6.1 Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect so long as any Registrable Securities remain outstanding and the Company shall comply in all material respects with the terms thereof.

     Section 6.2 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Additional Shares, Repricing Shares, Underlying Shares, Put Shares and Warrant Shares; such amount of shares of Common Stock to be reserved shall be calculated based upon the minimum Purchase Price therefor under the terms of this Agreement, the Certificate of Determination, the Warrants. The number of shares so reserved shall be increased or decreased to reflect potential increases or decreases in the Common Stock that the Company may thereafter be so obligated to issue by reason of adjustments to the Preferred Stock, the Warrants.

     Section 6.3 Listing of Common Stock. The Company hereby agrees to maintain the listing of the Common Stock on the Principal Market, and as soon as practicable (but in any event prior to the commencement of the Commitment Period) to list all of the Initial Shares of Common Stock, the Additional Shares, the Put Shares, the shares of Common Stock underlying the Repricing Shares, the Underlying Shares, and the Warrant Shares issuable hereunder. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application all of the Initial Shares of Common Stock, the Put Shares, the Additional Shares, the shares of Common Stock underlying the Repricing Shares, the Underlying Shares, and the Warrant Shares, and will take such other action as is reasonably necessary or desirable in the opinion of the Investors to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company will comply with the listing and trading requirements of its Common Stock on a Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market. In the event the Company receives notification from Nasdaq concerning delisting of the Common Stock on the Principal Market, the Company will comply with all applicable listing standards of the Principal Market. The Company has received notice from the Nasdaq National Market that the Company does not meet the listing requirements of the Nasdaq National Market, and the Company represents that immediately following the Closing of the Initial Shares the Company will not meet all of the listing requirements of the Nasdaq National Market.

     Section 6.4 Exchange Act Registration. Until the earlier to occur of (i) four years after the Subscription Date, or (ii) the Securities are no longer held by the Investors, the Company will use its best efforts to maintain the registration of its Common Stock under Section 12 of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and until the earlier to occur of (i) four years after the Subscription Date or (ii) the Securities are no longer held by the Investors, the Company will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act.

     Section 6.5 Legends. The certificates evidencing the Common Stock to be sold by the Investors pursuant to Section 9.1 shall be free of legends, except as set forth in Article IX.

     Section 6.6 Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

     Section 6.7 Notice of Certain Events Affecting Registration; Suspension of Right to Make a Put. The Company will immediately notify each of the Investors and the placement Agent upon the occurrence of any of the following events in respect of a registration statement or related prospectus in respect of an offering of Registrable Securities: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate. The Company will promptly make available to the Investors any such supplement or amendment to the related prospectus. The Company shall not deliver to the Investors any Put Notice during the continuation of any of the foregoing events.

     Section 6.8 Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investors and the Placement Agent such shares of stock and/or securities as the Investors and the Placement Agent are entitled to receive pursuant to this Agreement.

     Section 6.9 Issuance of Put Shares, Underlying Shares, Common Stock underlying the Repricing Shares, and Warrant Shares. The issuance of the Underlying Shares, Put Shares, and the Warrant Shares pursuant to exercise of Warrants A and B, and the conversion of the Preferred Stock, shall be made in accordance with the provisions and requirements of Section 4(2) of the Securities Act, or Regulation D and any applicable state securities law.

     Section 6.10 Legal Opinion. The Company's independent counsel shall deliver to the Investors upon execution of this Agreement, and upon the Closings for (i) Initial Shares, and (ii) Put Shares as set forth in Section 7.2 (m) below, an opinion in the form of Exhibit G annexed hereto. The Company will obtain for the Investors and the Placement Agent, at the Company's expense, any and all opinions of counsel which may be reasonably required in order to convert the Preferred Stock, including, but not limited to, obtaining for the Investors and the Placement Agent an opinion of counsel, subject only to receipt of a notice of conversion (the "Notice of Conversion") in the form of Exhibit I, directing the Transfer Agent to remove the legend from the certificate.

     Section 6.11 20% Rule Limitation. If required by The Nasdaq Stock Market or otherwise on the Principal Market on which the Company's Common Stock is then listed, the Company shall use its best efforts to obtain, as soon as practicable, but no later than seventy-five days after the Subscription Date, shareholder approval of the below market issuances of shares of Common Stock (and securities convertible into and exercisable for Common Stock) to the Investors and the Placement Agent in excess of twenty percent (20%) of the number of shares of Common Stock outstanding as of Subscription Date. In the event that the aforementioned proposal is not so approved (other than in a case where the failure to so obtain shareholder approval has resulted from the failure of the Investors or the Placement Agent to vote all Capital Shares owned by them on the applicable record date in favor of the relevant proposal), the Company shall seek a waiver from The Nasdaq Stock Market (or such other Principal Market) for such below market issuances. In the event the Company does not receive such waiver within the earlier of ten (10) days after the stockholders meeting or eighty-five days after the Subscription Date, the Company shall delist the Common Stock from The Nasdaq Stock Market and immediately list the Common Stock on the OTC Bulletin Board.

     Section 6.12 Restrictions on Future Financings. The Company agrees that it will not, without the prior written consent of all of the Investors, enter into any subsequent or further offer or sale of Common Stock, or any securities or other instruments convertible into shares of Common Stock, with any party that is not a party to this Agreement until the Registration Statement has been effective for sixty days. This restriction shall not apply to: (a) the issuance of securities (other than for cash) in connection with a merger, consolidation, sale of assets, or other disposition, (b) the exchange of Capital Shares for assets, stock, or joint venture interest, (c) an offering of any of the Company's securities at then current market prices with no repricing or reset provisions, or (d) any employee benefit plan; provided, however, that any action contemplated under this Section is subject to the condition that registration right if any, in connection with such action shall not require the filing by the Company of a registration statement of such shares prior to sixty days after the Effective Date.

     Section 6.13 Conversion of Preferred Stock. The Company will permit the Investors and the Placement Agent to exercise their right to convert the Preferred Stock by telecopying an executed and completed Notice of Conversion to the Company as is set forth in the Certificate of Determination.

     Section 6.14 Restriction on Future Issuances of Preferred Stock. The Company agrees that except as provided for in this Agreement, it will not issue any additional share or shares of Preferred Stock.

     Section 6.15 Forced Conversion Limitation. The Company may not serve a Forced Conversion Notice (as defined in Section 5.2(c)) upon any of the Investors if such notice would result in any one Investor holding, at any time, more than 9.99% of the number of shares of Common Stock then outstanding.


                                   ARTICLE VII

            Conditions to Delivery of Puts and Conditions to Closing

     Section 7.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock Associated With A Put. The obligation hereunder of the Company to issue and sell the Put Shares to the Investors incident to each Closing for Put Shares is subject to the satisfaction, at or before each such Closing, of each of the conditions set forth below.

          (a) Accuracy of each of the Investors Representation and Warranties. The representations and warranties of each of the Investors shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Closing as though made at each such time.

          (b) Performance by the Investors. The Investors shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investors at or prior to such Closing.

     Section 7.2 Conditions Precedent to the Right of the Company to Deliver a Put Notice and the Obligation of the Investors to Purchase Put Shares. The right of the Company to deliver a Put Notice and the obligation of the Investors hereunder to acquire and pay for the Put Shares incident to a Closing for Put Shares is subject to the satisfaction, on (i) the date of delivery of such Put Notice and (ii) the applicable Closing Date for each Put (each a "Condition Satisfaction Date"), of the conditions in Section 2.1, 2.2, 2.3 above, and each of the following conditions:

          (a) Registration of the Common Stock with the SEC. The Company shall have filed with the SEC a Registration Statement with respect to the resale of that number of Put Shares indicated in the applicable Put Notice and all Registrable Securities, and the shares of Common Stock underlying the Repricing Shares, if any, in accordance with the terms of the Registration Rights Agreement. As set forth in the Registration Rights Agreement and herein, the Registration Statement (including all Put Shares in the Put Notice) shall have previously become effective and shall remain effective during at least the five Trading Days immediately preceding each Condition Satisfaction Date and each Put Date, and (i) neither the Company nor any of the Investors shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist.

          (b) Authority. The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Put Shares, or shall have the availability of exemptions therefrom. The sale and issuance of the Put Shares shall be legally permitted by all laws and regulations to which the Company is subject.

          (c) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company in this Agreement and all Exhibits attached hereto shall be true and correct in all material respects as of each Condition Satisfaction Date as though made at each such time with respect to all periods, and as to all events and circumstances occurring or existing to and including each Condition Satisfaction Date.

          (d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Certificate of Determination, the Warrants to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

          (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or adversely affects any of the transactions contemplated by this Agreement or any of the Exhibits annexed hereto, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement or any of the Exhibits annexed hereto.

          (f) Adverse Changes. No event that had or is reasonably likely to have a Material Adverse Effect has occurred since the Subscription Date.

          (g) No Suspension of Trading In or Delisting of Common Stock. The trading of the Common Stock (including, without limitation, the Put Shares) is not suspended by the SEC or the Principal Market, and the Common Stock (including, without limitation, the Put Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. The issuance of shares of Common Stock with respect to the applicable Put Closing, if any, shall not violate the shareholder approval requirements of the Principal Market. The Company shall not have received any notice from the Principal Market concerning delisting of the Common Stock on the Principal Market (other than that set forth in this Agreement), and the Company shall meet all listing requirements during the thirty (30) day period immediately preceding any Closing Date for a Put. However, in no event shall the Company be permitted to serve a Put Notice if the Principal Market is the "pink sheets".

           (h) 9.99% Percent Limitation. On each Closing Date for the Put Shares, the number of Put Shares then to be purchased by any of the Investors shall not exceed the number of such shares of Common Stock which, when aggregated with all other shares of Common Stock then owned by any of the Investors beneficially or deemed beneficially owned by any of the Investors, would result in any of the Investors owning more than 9.99% of all of such Common Stock as would be outstanding on such Closing Date, as determined in accordance with Rule 16a-1 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 7.2(h), in the event that the amount of Common Stock outstanding as determined in accordance with Rule 16 a-1 of the Exchange Act and the regulations promulgated thereunder is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether any of the Investors, when aggregating all purchases of Common Stock made pursuant to this Agreement and, if any, Warrant Shares, would own more than 9.99% of the Common Stock following such Closing.

          (i) Minimum Bid Price. The Bid Price must equal or exceed the Floor Price during the three Trading Day immediately preceding each Condition Satisfaction Date (as adjusted for stock splits, stock dividends, reverse stock splits, and similar events);

          (j) Minimum Average Trading Volume. The average trading volume for the Common Stock during the 30 Trading Days immediately preceding each Condition Satisfaction Date must exceed 20,000 shares per Trading Day.

          (k) No Knowledge. The Company has no knowledge of any event more likely than not to have the effect of causing such Registration Statement (including all Put Shares in the Put Notice) to be suspended or otherwise ineffective (which event is more likely than not to occur within the ten Trading Days following the Trading Day on which such Notice is deemed delivered).

          (l) Trading Cushion. The Trading Cushion shall have elapsed since the next preceding Put Date.

           (m) Legal Opinion. The Investors shall receive an opinion from counsel to the Company substantially in the form of Exhibit G annexed hereto on each Closing for Put Shares, dated as of the particular Put Closing Date.

           (n) 20% Approval. The Company shall have obtained shareholder approval (or a waiver) for the issuance of below market securities pursuant to the terms of this Agreement, including the Put Shares in the Put Notice, if required by the Principal Market.

           (o) Other. On each Condition Satisfaction Date, the Investors shall have received from the Company and been reasonably satisfied with such other certificates and documents as shall have been reasonably requested by the Investors in order for the Investors to confirm the Company's satisfaction of the conditions set forth in this Section 7.2, including, without limitation, a certificate in substantially the form and substance of Exhibit C hereto, executed in either case by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as at the date of each such certificate.


                                  ARTICLE VIII

         Due Diligence Review; Non-Disclosure of Non-Public Information

     Section 8.1 Due Diligence Review. The Company shall make available for inspection and review by the Investors, advisors to and representatives of the Investors (who may or may not be affiliated with the Investors), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investors pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, NASD or other filing, all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by any of the Investors or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investors and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

     Section 8.2 Non-Disclosure of Non-Public Information

          (a) The Company shall not disclose non-public information to the Investors, advisors to, or representatives of, the Investors unless prior to disclosure of such information the Company identifies such information as being non-public information and provides each Investor, and its advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. The Company may, as a condition to disclosing any non-public information hereunder, require each of the Investors advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investors.

          (b) Nothing herein shall require the Company to disclose non-public information to any of the Investors or their advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investors and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section shall be construed to mean that such persons or entities other than the Investors (without the written consent of the Investors prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE IX

                                     Legends

     Section 9.1 Legends. Unless otherwise provided below, or covered by an effective registration statement or an exemption to registration, each certificate representing the Initial Shares of Common Stock, Warrants, Preferred Stock, and the shares of Common Stock underlying the Repricing Shares, will bear the following legend (the "Legend"):

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

     In addition to the Legend, each certificate representing Preferred Stock will bear the following legend:

     "These securities may be forcibly converted and are subject to a restriction on transfer provided in that certain Securities Purchase Agreement dated September __, 1998 (the `Agreement') by and between Mustang Software, Inc., the entities listed on Schedule A attached to the Agreement and Settondown Capital International Ltd. A copy of the Agreement is available upon request from Mustang Software, Inc., 6200 Lake Ming Road, Bakersfield, CA 93306, Attention: Chief Financial Officer."

     Upon the execution and delivery hereof, the Company is issuing to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) instructions in substantially the form of Exhibit H hereto. Such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be, except as otherwise expressly provided in the Registration Rights Agreement. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent for the Common Stock from time to time upon transfer of Registrable Securities by the Investors or the Placement Agent to issue certificates evidencing such Registrable Securities free of the Legend during the following periods and under the following circumstances and without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the transfer agent by or from the Company or its counsel or the Investors:

          (a) at any time after the Effective Date, or the effective date of the effective date of a registration statement covering the shares of Common Stock underlying the Repricing Shares, upon surrender of one or more certificates evidencing the Initial Shares of Common Stock, Warrants, Preferred Stock, or shares of Common Stock underlying the Repricing Shares, that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered; provided that (i) the Registration Statement (or a registration statement covering the shares of Common Stock underlying the Repricing Shares) shall then be effective; (ii) the Investor(s) and/or the Placement Agent confirm to the transfer agent that it has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Common Stock in a bona fide transaction to a third party that is not an affiliate of the Company; and (iii) the Investor(s) and/or Placement Agent confirm to the transfer agent that the Investor(s) and/or Placement Agent have complied with the prospectus delivery requirement.

          (b) at any time upon any surrender of one or more certificates evidencing Registrable Securities or shares of Common Stock underlying the Repricing Shares, that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing representations that (i) the Investor(s) and/or the Placement Agent is permitted to dispose of such Registrable Securities, or shares of Common Stock underlying the Repricing Shares, without limitation as to amount or manner of sale pursuant to Rule 144(k) under the Securities Act or
(ii) the Investor(s) and/or Placement Agent has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Registrable Securities, or shares of Common Stock underlying the Repricing Shares, in a manner other than pursuant to an effective registration statement, to a transferee who will upon such transfer be entitled to freely tradeable securities. The Company shall have counsel provide any and all opinions necessary for the sale under Rule 144.

     Any of the notices referred to above in this Section 9.1 may be sent by facsimile to the Company's transfer agent.

     Section 9.2 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 9.1 has been or shall be placed on the share certificates representing the Common Stock, and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article IX.

     Section 9.3 Investor's Compliance. Nothing in this Article shall affect in any way any of the Investors obligations under any agreement to comply with all applicable securities laws upon resale of the Common Stock.


                                    ARTICLE X

                                  Choice of Law

     Section 10.1 Choice of Law; Venue; Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California, except for matters arising under the Securities Act, without reference to principles of conflicts of law. The party commencing any legal action shall have the option of choosing the jurisdiction of the U.S. District Court sitting in the Southern District of the State of New York or in the Northern or Central District of California in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party waives its right to a trial by jury.


                                   ARTICLE XI

              Assignment; Entire Agreement, Amendment; Termination

     Section 11.1 Assignment. The Investor's interest in this Agreement and its ownership of Preferred Stock may be assigned or transferred at any time, in whole or in part, to any other person or entity (including any affiliate of the Investor) who agrees to, and truthfully can, make the representations and warranties contained in Article III and who agrees to be bound by the covenants of Article V. The provisions of this Agreement shall inure to the benefit of, and be enforceable by, any transferee of any of the Common Stock purchased or acquired by the Investors hereunder with respect to the Common Stock held by such person.

     Section 11.2 Termination. This Agreement shall terminate upon the earliest of (i) the date that all the Registrable Securities have been sold by the Investors pursuant to the Registration Statement; (ii) the date the Investors receive an opinion from counsel to the Company that all of the Registrable Securities may be sold under the provisions of Rule 144; or (iii) three years after the commencement of the Commitment Period; provided, however, that the provisions of Articles III, IV, V, VI (as long as the Securities are beneficially owned by any of the Investors or the Placement Agent, or their permitted assigns), VIII, IX, X, XI, and XII, herein, and the registration rights provisions for the Registrable Securities held by the Investors and the Placement Agent set forth in this Agreement, and the Registration Rights Agreement, shall survive the termination of this Agreement.


                                   ARTICLE XII

                                     Notices

      Section 12.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

     If to Mustang Software, Inc.:

                    Mustang Software, Inc.
                    6200 Lake Ming Road
                    Bakersfield, CA 93306
                    Attention: Jim Harrer
                    Facsimile: (805) 873-2457
                    Telephone: (805) 873-2500

     If to the Investors, at the addresses listed on Schedule A.

     If to the Placement Agent, at the address listed on the first page of this Agreement.

     with a copy to:

                    Goldstein, Goldstein & Reis, LLP
                    65 Broadway, 10th Floor
                    New York, NY  10006
                    Attention: Scott H. Goldstein, Esq.
                    Telephone: (212) 809-4220
                    Facsimile: (212) 809-4228


     Either party hereto may from time to time change its address or facsimile number for notices under this Section 12.1 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

     Section 12.2 Indemnification. The Company agrees to indemnify and hold harmless each of the Investors and each officer, director of the Investors or person, if any, who controls the Investor within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees), to which the Investors may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the breach of any term of this Agreement. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

     Each Investor agrees that it will indemnify and hold harmless the Company, and each officer, director of the Company or person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees) to which the Company or any such officer, director or controlling person may become subject under the Securities Act or otherwise, insofar as such losses claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the breach of any term of this Agreement. This indemnity agreement will be in addition to any liability which the Investors or any subsequent assignee may otherwise have.

      Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than as to the particular item as to which indemnification is then being sought solely pursuant to this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that if the indemnified party is one of the Investors, the fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (ii) the named parties to any such action (including any impleaded parties) include both the Investor and the indemnifying party and the Investor shall have been advised by such counsel that there may be one or more legal defenses available to the indemnifying party different from or in conflict with any legal defenses which may be available to the Investors (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the Investors, it being understood, however, that the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for the Investor(s), which firm shall be designated in writing by the Investor(s)). No settlement of any action against an indemnified party shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

     Section 12.3 Contribution. In order to provide for just and equitable contribution under the Securities Act in any case in which (i) the indemnified party makes a claim for indemnification pursuant to Section 12.2 hereof but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 12.2 hereof provide for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party, then the Company and the applicable Investor shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in Section 12.2 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contributions from any person who was not guilty of such fraudulent misrepresentation.


                                  ARTICLE XIII

                                  Miscellaneous

     Section 13.1 Counterparts; Facsimile; Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by the Company on the one hand, and all of the Investors, and the Placement Agent, on the other hand.

     Section 13.2 Entire Agreement. This Agreement, the Exhibits or Attachments hereto, which include, but are not limited to the Certificate of Determination, Warrant A and B, the Escrow Agreement, and the Registration Rights Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Attachments to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

     Section 13.3 Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive each Closing hereunder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

     Section 13.4 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     Section 13.5 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement and all Exhibits shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

     Section 13.6 Replacement of Certificates. Upon (i) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing the Put Shares and (ii) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or (iii) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

     Section 13.7 Fees and Expenses. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay on the Subscription Date (i) the sum of Twelve Thousand ($12,000) Dollars in cash out of the proceeds received by the Company on the Subscription Date to Goldstein, Goldstein & Reis, LLP for legal, administrative, and escrow fees, and (ii) to the Placement Agent (A) the sum equal to four percent (4%) of the Initial Shares Investment Amount payable in cash out of the proceeds received by the Company on the Subscription Date, (B) 210 shares of Preferred Stock, (C) a Warrant A to purchase 50,000 Warrant Shares, (D) a Warrant B to purchase 7,000 Warrant Shares and (E) 29,480 shares of Common Stock, for Placement Agent fees. On each Closing Date for a Put, the Company shall pay (i) one-half of one (.5%) percent of the proceeds to Goldstein, Goldstein & Reis, LLP for legal, administrative, and escrow agent fees, and (ii) five and one-half (5.50%) percent of the proceeds to the Placement Agent. In addition to the aforementioned fees, on the first Closing for a Put, the Company shall issue to the Placement Agent 5,000 shares of Common Stock to be included in the Registration Statement and a Warrant B to purchase 7,000 shares of Common Stock, and on the second Closing for a Put, the Company shall issue to the Placement Agent 5,000 shares of Common Stock and a Warrant B to purchase 7,000 shares of Common Stock for Placement Agent fees.

      Section 13.8 Noncircumvention. The Company and the Investors agree that they shall not circumvent this Agreement and the Company's obligation to pay fees to the Placement Agent, and the Company, the Investors and the Placement Agent agree that they will not circumvent the provisions of this Agreement or the Escrow Agreement and the Company's obligation for the payment of fees to the Escrow Agent.


                  [Remainder of Page Intentionally Left Blank]

                            [Signature Page Follows]


IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                              MUSTANG SOFTWARE, INC.


                              By /s/ JAMES A. HARRER
                                ---------------------------------
                                    James A Harrer, President



                              By /s/ DONALD M. LEONARD
                                ---------------------------------
                                   Donald M. Leonard,
                                   Chief Financial Officer

                              SETTONDOWN CAPITAL INTER-
                              NATIONAL LTD., Placement Agent


                              By /s/ [Signature Illegible]
                                ---------------------------------

                              SETTONDOWN CAPITAL INTER-
                             NATIONAL LTD., Investor


                              By /s/ [Signature Illegible]
                                ---------------------------------

                              THE CUTTY HUNK FUND LIMITED,
                              Investor


                              By /s/ [SIGNATURE ILLEGIBLE]
                                ----------------------------------

                              CANAL LTD, Investor


                              By /s/ [SIGNATURE ILLEGIBLE]
                                ----------------------------------


                              MANCHESTER ASSET
                              MANAGEMENT LTD, Investor


                              By /s/ [SIGNATURE ILLEGIBLE]
                                ----------------------------------



                                   SCHEDULE A



INVESTORS:


1. Settondown Capital International, Ltd., Charlotte House, Charlotte Street, P.O. Box N. 9204, Nassau, Bahamas, Attention: Anthony L.M. Inder Riden,
     Telephone: (242) 325- 1033,
     Facsimile: (242) 323-7918.
     Initial Investment Amount: $375,000
     No. of Initial Shares of Common Stock: 153,000
     No. of Initial Shares of Preferred Stock: 1,312
     Warrant A: 37,500
     Warrant B: 7,500


2.   The Cuttyhunk Fund Limited, 73 Front Street, Hamilton HM 12, Bermuda,
     Attention: Robert Rans, Telephone: (441) 295-8658,
     Facsimile: (441) 292-6274.
     Initial Investment Amount: $375,000
     No. of Initial Shares of Common Stock: 153,000
     No. of Initial Shares of Preferred Stock: 1,311
     Warrant A: 37,500
     Warrant B: 7,500


3. Canal, Ltd., c/o Hemisphere Management Limited, Hemisphere House, 9 Church Street, P.O. Box HM 951, Hamilton, HM DX Bermuda, Attention: Marty Brandt,
     Telephone: (441) 295-9166,
     Facsimile: (441) 292-6145.
     Initial Investment Amount: $375,000
     No. of Initial Shares of Common Stock: 153,000
     No. of Initial Shares of Preferred Stock: 1,312
     Warrant A: 37,500
     Warrant B: 7,500

4. Manchester Asset Management Ltd., Charlotte House, Charlotte Street, P.O. Box N. 9204, Nassau, Bahamas, Attention: Anthony L.M. Inder Riden,
     Telephone: (242) 325-1033,
     Facsimile: (242) 323-7918.
     Initial Investment Amount: $375,000
     No. of Initial Shares of Common Stock: 153,000
     No. of Initial Shares of Preferred Stock: 1,311
     Warrant A: 37,500
     Warrant B: 7,500